Exhibit 99.1

May 11, 2020

Nemaura reports positive data from early head-to-head comparison with a major incumbent CGM Device

sugarBEAT® was developed as a viable, flexible, and cost-effective alternative to invasive continuous glucose monitors (“CGM”), and the company plans to seek reimbursement in key territories.

Loughborough, England, May 11, 2020 — Nemaura Medical Inc. (NASDAQ: NMRD) (“Nemaura” or the “Company”), a medical technology company focused on developing micro-systems-based wearable diagnostic devices and digital solutions for the medical and consumer markets, announced positive initial user-volunteer data from its head-to-head comparison with a major incumbent CGM device.

Earlier this year Nemaura announced that following discussions with various healthcare insurers, it was planning head-to-head comparisons with one or more major incumbent CGM devices. The aim of these studies was to position sugarBEAT® as a cost-effective, flexible alternative to marketed invasive CGM, allowing continuous glucose monitoring on days the user chooses, and therefore, we believe, reducing the overall cost burden to users and healthcare insurers alike. Today, the Company reported early results comparing data between sugarBEAT® and a major incumbent CGM device, demonstrating sugarBEAT® accuracy comparable to the incumbent CGM device, using a single finger stick calibration. Further details can be viewed on a report published on the company’s website at: https://nemauramedical.com/publications/

Dr Faz Chowdhury, CEO of Nemaura, stated: “The primary objective of these user studies comparing sugarBEAT® with marketed CGMs was to demonstrate that similar long term clinical outcomes can be achieved irrespective of whether CGM is used every day of the month or only on a few days of the week or month. We believe that the implications of this would be that the annual cost per user would dramatically fall, making it affordable for the 90% of the diabetic population that are Type 2, the majority of whom do not require continuous daily monitoring, and those persons with Type 1 diabetes who are not currently using any CGM for whom having an occasional daily glucose profile would provide a powerful insight into the control over their blood sugar levels and Time-in-Range profiles. Our overall goal is to empower users with data that helps them develop control over their glucose fluctuations and guide them towards improved Time-in-Range profiles to reduce the long term complications of diabetes and help potentially reverse Type 2 diabetes, and also help those with pre-diabetes from developing diabetes. We believe that sugarBEAT is uniquely positioned to be able to achieve these goals, given that existing invasive CGMs are costly and do not have the flexibility of wear and resulting cost-advantage that we believe sugarBEAT provides.”

Dr Chowdhury discussed the commercial rollout and unique positioning of sugarBEAT® in an exclusive interview with Redchip, which can be viewed here:

https://youtu.be/7Mujq9_wDOw

Nemaura also plans to launch proBEAT™ in the USA later this year, which is expected to help users improve their knowledge of how a range of lifestyle, dietary and health and wellbeing factors impact their sugar levels by deploying sugarBEAT® to act like a black box flight recorder. It is planned that big data about the multitude of factors that affect glucose levels will be gathered from all users and employed in developing and subsequently “fine-tuning” predictive algorithms and artificial intelligence based feedback and prompts. We believe that these will then be able to both educate and provide motivational tools to the user to encourage them to lead a healthier lifestyle, targeting over 85 million people that are pre-diabetic and over 24 million people who have Type 2 diabetes in the US. Nemaura is intending to pursue reimbursement from healthcare insurers in the US for proBEAT™.

About Nemaura Medical, Inc.:

Nemaura Medical Inc. (NMRD) is a medical technology company developing micro-systems-based wearable diagnostic devices and currently commercializing sugarBEAT™, and proBEAT™. sugarBEAT®, a CE mark approved Class IIb medical device, is a non-invasive and flexible continuous glucose monitor (CGM) providing actionable insights derived from real time glucose measurements and daily glucose trend data, which may help people with diabetes and pre-diabetes to better manage, reverse and prevent the onset of diabetes. Nemaura is planning to submit a PMA application for sugarBEAT® during the second quarter of 2020 for FDA review of this device under medical device regulations. proBEAT™ comprises a non-invasive glucose monitor and a digital healthcare subscription service and is due to be launched in the US as a general wellness product.

For more information visit: www.NemauraMedical.com.

Cautionary Statement Regarding Forward-Looking Statements:

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, the launch of proBEAT® in the US, risks related to regulatory status and the failure of future development and preliminary marketing efforts, Nemaura’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Nemaura and its partners’ ability to develop, market and sell proBEAT®, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to both proBEAT® digital health, and sugarBEAT®. There can be no assurance that the company will be able to reach a part of or any of the global market for CGM with its products/services. The FDA reserves the right to re-evaluate their decision that proBEAT® qualifies as a general wellness product should it become aware of any issues such as skin irritation or other adverse events from the device, as well as any misuse impacting patient safety, and any other reason as the FDA may see fit at its discretion to determine the product does not fit the definition of a general wellness product. These and other risks and uncertainties are identified and described in more detail in Nemaura’s filings with the United States Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the most recently completed fiscal year, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Nemaura undertakes no obligation to publicly update or revise any forward-looking statements.

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